EXHIBIT 99.1

Press Release

ZHONE REACHES AGREEMENT WITH FORMER TELLIUM EXECUTIVES

OAKLAND CA., NOVEMBER 26, 2003—Zhone Technologies, Inc. (Nasdaq: ZHNE) announced that the company reached an agreement with three former Tellium executives regarding their separation from the company. In accordance with the agreements, the company forgave the outstanding restricted stock loans of approximately $21.6 million held by the former executives, and will make a payment of approximately $15.5 million to the appropriate taxing authorities on their behalf to satisfy the tax liability associated with the forgiveness. The individuals involved are former Chairman and CEO Harry Carr, former Chief Financial Officer, Secretary and Treasurer Michael J. Losch and former Chief Technical Officer Krishna Bala. Each of those individuals has resigned from Zhone Technologies, and has executed a general release relating to his employment.

On November 13, Zhone Technologies, Inc., the first company dedicated to developing the full spectrum of next-generation access infrastructure solutions, announced that the merger of Tellium, Inc. and Zhone Technologies, Inc. had been completed. The combined company is named Zhone Technologies, Inc. and is headquartered in Oakland, California. The combined company’s shares commenced trading on the NASDAQ Stock Market under the symbol “ZHNE”.

About Zhone Technologies, Inc. (Zhone)

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999. Zhone’s advanced networking solutions include the Single Line Multi-Service architecture (SLMS™), FlexBand™ Multi-service port, Zhone Management System (ZMS™), Broadband Access Node (BAN™), Multi-Access Line Concentrator (MALC™), RAPTOR™ DSLAM, Sechtor™ universal voice gateway, the Z-Edge™ access products, Zhone Residential Gateway (ZRG), FiberJack™ PON Terminal and the AccessNode™ and Universal Edge™ 9000 products (purchased from Nortel Networks - NYSE/TSE: NT).

Zhone Technologies, Inc.

Investors	Media
Mariann Lackey	David Markowitz
Tel: +1 510-777-7013	Tel: +1 510-777-7020
Fax: +1 510-777-7001	Fax: +1 510-777-7001
Email: investor-relations@zhone.com	Email: dmarkowitz@zhone.com

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of the irrespective holders. Copyright 2003 Zhone Technologies, Inc. All rights reserved.